UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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LEAF GROUP LTD.

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Leaf Group Board of Directors Unanimously Recommends Shareholders Approve Acquisition by Graham Holdings

SANTA MONICA, Calif., May 10, 2021 (GLOBE NEWSWIRE) -- Leaf Group Ltd. (NYSE: LEAF), a diversified consumer internet company, today sent the following letter to shareholders regarding its Board’s recommendation that shareholders approve its recently announced merger agreement with Graham Holdings Company (NYSE: GHC):

Dear Valued Shareholders,

As you know, on April 3, 2021, Leaf Group (the “Company”) entered into a definitive merger agreement with Graham Holdings Company (“Graham Holdings”), a diversified education and media company, under which Graham Holdings will acquire all of the outstanding shares of common stock of Leaf Group for $8.50 per share in an all-cash transaction valued at approximately $323 million. The transaction represents immediate and certain cash value to Leaf Group shareholders.

The Board and management team consulted extensively with Leaf Group’s independent financial advisors and legal counsel to ensure that the merger maximized value for Leaf Group shareholders. These discussions, in conjunction with its consideration of other strategic opportunities available to the Company, led the Board to conclude that the merger is clearly the best available path forward for Leaf Group’s shareholders. As a result, the Board unanimously voted to approve the merger.

Accordingly, the Leaf Group Board of Directors unanimously recommends that the Company’s shareholders vote to approve the merger agreement.

The $8.50 Cash Value Per Share of the Transaction Provides the Best Option for Shareholders

The Board has determined that the significant and certain value offered by Graham Holdings’ acquisition is a better outcome for Leaf Group’s shareholders than the potential value that might be generated through continued standalone operation. This conclusion is in large part due to the substantial risks of continuing to operate as an independent entity.

While the Company has seen significant success in 2020 and the first quarter of 2021 driven by record revenue growth, it continues to face challenges in achieving growth in Adjusted EBITDA. Given the low margins of the Company’s marketplace businesses and the decline in revenue from its Media Group, it is entirely possible that the Company would not meet Wall Street’s EBITDA expectations in 2021 and beyond.

With respect to the Company’s Society6 and Saatchi Art Groups, we expect that both will confront difficult year-over-year comparisons starting in the second quarter of 2021, given the strong performance of both businesses in 2020. And while the Company believes that the change in purchasing behavior accelerated by the COVID-19 pandemic will have an enduring positive impact on e-commerce, there is a material risk that the coming end of the pandemic and shelter-at-home regulations may cause a slowdown – and even a potential reversal – of the Society6 and Saatchi Art Group businesses as consumers are able to return to work and grow more comfortable shopping in physical stores. Indeed, as just disclosed in our first quarter earnings release, for the month of April, 2021, Society6 gross transaction value grew only 3% on a year-over-year basis.

With respect to the Company’s Media Group, this business unit has faced significant headwinds for the past two years with a revenue decline of 13% for fiscal year 2020. Site visits to Media Group properties declined by 26% in 2020 (or 14%, excluding assets that were sold in 2020). In order to reverse these trends, the Company would need to deploy additional capital – with no guarantee of success.

Adding to these business risks is the continued threat of shareholder activism. Since January 2019, Leaf Group has been the subject of multiple shareholder activist campaigns relating to, among other things, the election of Directors, demands that the Company be sold and public attacks on management and the Board. In February 2021, a shareholder activist group nominated two Director candidates for election in opposition to our slate at the 2021 Annual Meeting. If shareholders do not approve the merger agreement, it is likely that the shareholder activist group will conduct a proxy contest to elect its candidates at the 2021 Annual Meeting, and we will be required to once more retain the services of various legal, financial and communications advisers to assist us in the defense of this proxy contest. Like the activists’ other efforts to date, this proxy contest would be time-consuming, expensive and would again divert the attention of management and our Board.

Graham’s proposal provides our shareholders with significant value and with certainty. It grants them immediate access to:

•	A premium of approximately 21% over the closing price of the Company’s shares of common stock on April 1, 2021 (the last trading day prior to execution of the merger agreement);
•	Premiums of approximately 20%, 27% and 35% to the volume-weighted average share prices of the Company’s common stock for the last 30, 60 and 90 trading days prior to the execution of the merger agreement, respectively; and
•	A premium of approximately 102% over the Company’s December 14, 2020 public offering price of $4.20 per share (less than four months before the execution of the merger agreement).
•	A premium of approximately 559% over the $1.29 closing price of the Company’s shares of common stock on April 3, 2020 – one year prior to the announcement of the merger agreement.

Taken together, the Board has concluded that the consideration and certainty offered by this transaction represent superior value to the uncertain upside of staying the course – eliminating long-term business and execution risk at a time of significantly heightened volatility in the market, Leaf Group’s stock and the stocks of its peer companies.

There Are No Other Parties Interested in Acquiring the Company that Can Offer More Value

After receiving Graham Holdings’ proposal, the Board contacted ten strategic parties and financial sponsors that the Company and its outside advisors considered most likely to be interested in acquiring the Company. Despite the strong recent results of the business, no party was interested in acquiring the Company as a whole.

These results were consistent with the results of Leaf Group’s year-long strategic review from April 2019 through May 2020, during which it reached out to 160 potential acquirers and entered into 45 confidentiality agreements. The Company did not receive a single offer to acquire the whole business throughout this process.

The Board considered the possibility of conducting another strategic review, but opted not to do so because of the significant risk of history repeating itself – as the price of Leaf Group’s common stock declined from $8.76 to $1.70 during the 2019-2020 strategic review. Over the past two years, the Board has only been contacted by one company interested in buying the entire company – Graham Holdings – and it has not received any interest since announcing the merger agreement.

In light of the foregoing, the Board is confident that Graham Holdings’ proposal is the best offer available to the Company.

The Graham Holdings Merger is the Best Currently Available Path to Maximizing Shareholder Value

The Board firmly believes that the terms of the merger are significantly more favorable to Leaf Group’s shareholders than the potential value that would be reasonably expected to result from any alternatives available to the Company, particularly when taking into account business risks, likelihood of more distraction and expense due to a proxy contest, and other considerations. This belief is supported by the Company’s financial advisors, outside legal counsel, and management, all of whom agree that this is the right next step for our business and our shareholders.

Your vote is essential and EVERY vote counts. The Leaf Group Board strongly recommends that Leaf Group shareholders vote to approve the merger agreement by following the instructions on the enclosed proxy card.

On behalf of Leaf Group’s Board of Directors, we thank you for your support.

Sincerely,

Deborah A. Benton

Chair of the Board

About Leaf Group

Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

About Graham Holdings Company

Graham Holdings Company (NYSE: GHC) is a diversified education and media company whose operations include educational services; television broadcasting; online, podcast, print and local TV news and other content; social-media advertising services; manufacturing; automotive dealerships; restaurants and entertainment venues; custom framing; and home health and hospice care. Graham Holdings’ Kaplan, Inc. subsidiary provides a wide variety of educational services, both domestically and outside the United States. Graham Holdings’ media operations comprise the ownership and operation of television broadcasting (through the ownership and operation of seven television broadcast stations) plus Slate and Foreign Policy magazines; and Pinna, an ad-free audio streaming service for children. Graham Holdings’ home health and hospice operations provide home health, hospice and palliative services. Graham Holdings’ manufacturing companies comprise the ownership of a supplier of pressure treated wood, an electrical solutions company, a manufacturer of lifting solutions, and a supplier of certain parts used in electric utilities and industrial systems. Graham Holdings also owns automotive dealerships, restaurants, a custom framing service company, a cybersecurity training company, a marketing solutions provider, and a customer data and analytics software company.

Additional Information and Where to Find It

This communication relates to the proposed merger (the “Merger”) involving the Company pursuant to the Agreement and Plan of Merger, dated as of April 3, 2021, by and among the Company, Graham Holdings and Pacifica Merger Sub, Inc., a wholly owned subsidiary of Graham Holdings (the “Merger Agreement”) and may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Company filed relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”). The Proxy Statement was filed with the SEC and was first mailed to stockholders of the Company on May 6, 2021. This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC or send to the Company’s stockholders in connection with the proposed Merger. BEFORE MAKING ANY VOTING DECISION,  STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS. Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company with the SEC will also be available free of charge on the Company’s website at www.leafgroup.com or by contacting the Company’s Investor Relations contact at shawn.milne@leafgroup.com.

Participants in the Solicitation

The Company and its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed Merger under the rules of the SEC. Information about the directors and executive officers of the Company and their ownership of shares of the Company Common Stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 25, 2021 (as amended by the Amendment No. 1 to Form 10-K filed with the SEC on April 30, 2021), its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 20, 2020, and in subsequent documents filed or to be filed with the SEC, including the Proxy Statement. Information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the Merger, by security holdings or otherwise, is included in the Proxy Statement, and any such additional information will be included in other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents as described above.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company generally identifies forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. The Company has based these forward-looking statements largely on its then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed Merger and the timing of the closing of the proposed Merger, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed Merger will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the Merger Agreement; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (iv) unanticipated difficulties or expenditures relating to the proposed Merger, the response of business partners and competitors to the announcement of the proposed Merger, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed Merger; (v) the response of Company stockholders to the Merger Agreement; and (vi) those risks detailed in the Company’s most recent Annual Report on Form 10-K (as amended by the Amendment No. 1 to such Form 10-K) and subsequent reports filed with the SEC, as well as other documents that may be filed by the Company from time to time with the SEC. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The Company cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Leaf Group Investor Contacts:

Shawn Milne

Investor Relations

415-264-3419

shawn.milne@leafgroup.com

Leaf Group Media Contacts:

John Christiansen/Nate Johnson

Sard Verbinnen & Co

415-618-8750/310-201-2040

LeafGroup-SVC@sardverb.com

Sharna Daduk

VP, Communications

Sharna.daduk@leafgroup.com